UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2010

ENZON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-12957	22-2372868
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

685 Route 202/206, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 541-8600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Information

Item 8.01. Other Events.

On February 5, 2010, Enzon Pharmaceutical, Inc. (“Enzon”) commenced an offer to purchase (the “Offer”) for cash any and all of its outstanding 4% Convertible Senior Notes due 2013 (the “Notes”). The Offer is being made in compliance with the offer to repurchase upon a fundamental change covenant contained in the indenture governing the Notes and in connection with the sale of Enzon’s specialty pharmaceutical business on January 29, 2010.

This statement is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any Notes. The Offer is being made solely by and subject to the terms and conditions set forth in a Schedule TO (including the Offer to Purchase that has been filed by Enzon with the Securities and Exchange Commission (“SEC”)). The Schedule TO contains important information, including complete instructions on how to tender Notes, and should be read carefully and in its entirety before any decision is made with respect to the Offer. The Offer to Purchase will be delivered to all holders of Notes. The Schedule TO and Offer to Purchase are filed with the SEC and are available free of charge on the SEC’s website at www.sec.gov.

The following information has been included in the Offer to Purchase: We derive revenue from royalties that we receive on sales of marketed products that utilize our proprietary technology. Currently, we receive royalties on marketed products that utilize the PEGylation platform, namely PEG-INTRON, Macugen, and CIMZIA, with PEG-INTRON being the largest source of our royalty income. We are actively exploring the potential sale of all or a portion of the royalties that we receive from PEG-INTRON, including through the preliminary solicitation of bids. Among the factors that we expect to consider in connection with this effort is the feasibility of structuring and timing sales of these royalties to minimize negative tax consequences. There can be no assurance as to the extent to which any such sale process will proceed or succeed, including whether any agreements will be reached or, if an agreement is reached, whether it will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2010

ENZON PHARMACEUTICALS, INC.

By:	/s/ Craig A. Tooman
Name:	Craig A. Tooman
Title:	Executive Vice President, Finance and Chief
Financial Officer